EXHIBIT 8.2

Baker & McKenzie, S.C.
Edificio Scotiabank Inverlat, Piso 5
Blvd. M. Avila Camacho 1
Col. Lomas de Chapultepec
11009 México, D.F., México

Tel: +52 55 5351 4100
Fax: +52 55 5351 4130
info.mexico@bakernet.com
www.bakernet.com

Asia Pacific
Bangkok
Beijing
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur
Manila
Melbourne
Shanghai
Singapore
Sydney
Taipei
Tokyo
Europe & Middle East
Almaty
Amsterdam
Antwerp
Bahrain
Baku
Barcelona
Berlin
Bologna
Brussels
Budapest
Cairo
Dusseldorf
Frankfurt / Main
Geneva
Kyiv
London
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich
North & South America
Bogota
Brasilia
Buenos Aires
Calgary
Cancun
Caracas
Chicago
Chihuahua
Dallas
Guadalajara
Houston
Juarez
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre
Rio de Janeiro
San Diego
San Francisco
Santiago
Sao Paulo
Tijuana
Toronto
Valencia
Washington, DC
October 2, 2009
Kansas City Southern de México, S.A. de C.V.
Montes Urales 625 Lomas de Chapultepec
11000 México, D.F.
México

Re:	Kansas City Southern de México, S.A. de C.V. Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special Mexican tax advisor to Kansas City Southern de México, S.A. de C.V. (the “Company”) a variable capital company (sociedad anónima de capital variable) organized under the laws of Mexico, in connection with the proposed offer by the Company to exchange (the “Exchange Offer”) up to $ 200,000,000 in aggregate principal amount of the Issuer’s of 121/2% Senior Notes due 2016 (the “Exchange Notes”) for and in replacement of the Company’s outstanding $ 200,000,000 principal amount of 121/2% Senior Notes due 2016 (the “Outstanding Notes”), pursuant to a Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).
     In connection herewith, we have examined the Registration Statement. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other documents as we have deemed appropriate in order to express the opinions set forth below.
     We hereby confirm that, although the discussion set forth under the captions “Exchange Offer” and “Mexican Tax Considerations” in the Registration Statement is a summary of material Mexican federal income tax consequences of the exchange of Outstanding Notes for Exchange Notes and does not purport to discuss all possible Mexican federal income tax consequences to holders of outstanding notes or Exchange Notes, the statements contained in Registration Statement under such caption, to the extent they constitute matters of Mexican federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us, and, in our opinion, are correct in all material respects. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement.
     Please be advised that the mere exchange of the Notes pursuant to the Exchange Offer will not trigger any Mexican tax consequences and the same tax effects will continue to apply. In this sense, according to the Mexican tax laws, non-residents will be considered to earn Mexican-source income from interests when they are paid by a Mexican resident, such as the Company, or when the capital is placed in Mexico.
     In the case of non-resident or foreign holders (receiving the Mexican source interest income), the tax shall be withheld since the Company, a Mexican resident, is the payer of the interests. Such withholding tax will be triggered upon the payment or at the moment the interest is payable, whichever is first. The tax rate varies from 4.9% to 28% depending on the specific situation, considering the payer, the recipient and nature of the loan. Provided that the following requirements set fort by the Mexican tax provisions (the Mexican Income Tax Law, its Regulations and the Miscellaneous Tax Rules) are met, a 4.9% withholding rate will apply:
(1)	The interest is paid on notes issued in a country that has double taxation treaty with Mexico through a bank or brokerage house and the offering was notified before the CNBV under article 7 of the Mexican Securities Law, and that such notification is filed before the Central Administration of International Collection or “Administración Central de Fiscalización International” (SAT) and the information requirements related to such registration established in the general rules issued by the Tax Administration Service (Servicio de Administración Tributaria, or SAT) are duly complied with; and

(2)	That fifteen days after the placement of the notes, information regarding such placement is filed, and on a quarterly basis, information, among other things, setting forth that no party related to us, jointly or individually, directly or indirectly, and that no person in the following subsection (a) and (b) is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.
(a)	a beneficial owner of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or

(b)	a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually.
     The Company does indeed meet the criteria and has complied with the formalities to be able to apply the 4.9% withholding rate on the interests to this date. Please note that there are further requirements and formalities that shall be considered to continue applying the 4.9% and therefore, its application will depend on such future compliance.
     Please note that there is no tax on the payment of the principal or on capital gains resulting from the sale or other disposition of notes by a Foreign Holder to another Foreign Holder. However, transfers of the notes by residents of Mexico (including a permanent establishment for tax purposes therein of Foreign Holders) to Foreign Holders, or by a Foreign Holder to a resident of Mexico or to a permanent establishment of a Foreign Holder, will be subject to Mexican income tax in respect of taxation of interest.
     The foregoing opinion is limited to the laws of Mexico.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated there under.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
Sincerely,
Baker & McKenzie
/s/ Luis Adrian Jimenez
Luis Adrian Jimenez
Partner